SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

__________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 17, 2017

CITIZENS COMMUNITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation)

001-33003	20-5120010
(Commission File Number)	(I.R.S. Employer I.D. Number)

2174 EastRidge Center, Eau Claire, Wisconsin	54701
(Address of Principal Executive Offices)	(Zip Code)

715-836-9994
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Mr. Broucek as Chief Financial Officer

On October 17, 2017, Citizens Community Bancorp, Inc., a Maryland corporation (the “Company”) announced that its Board of Directors has appointed James S. Broucek as the Company's Chief Financial Officer (“CFO”), effective as of October 31, 2017. Mr. Broucek was also appointed as the CFO of Citizens Community Federal, N.A., a national banking association and the wholly-owned subsidiary of the Company (the “Bank”).
Mr. Broucek, age 54, served as a Senior Manager of Wipfli LLP since December 2013, where he led the asset liability team which assisted clients with interest rate risk, liquidity risk and capital planning. Before joining Wipfli, Mr. Broucek held several positions with TCF Financial Corporation and its subsidiaries from 1995 to 2013, with his last position being Treasurer of TCF Financial. Prior to joining TCF Financial, Mr. Broucek served as the Controller of Great Lakes Bancorp. He currently serves as a member of the Strategic Issues Council of the Financial Manager Society, Inc. and as a member of the Finance Committee of Youthprise. Mr. Broucek holds a B.A. in mathematics and business administration with a concentration in accounting from Hope College. Mr. Broucek does not have any family relationships with any directors or executive officers of the Company or Bank subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
In connection with his employment, Mr. Broucek and the Company entered into an Employment Agreement (the “Employment Agreement”), effective as of October 31, 2017. Pursuant to the Employment Agreement, Mr. Broucek will receive a base salary of $185,000 per year. In addition, he will be eligible to receive incentive awards under the Company’s and the Bank’s executive incentive plans, discretionary performance bonuses, and other executive benefits. Mr. Broucek is also entitled to participate in the Company’s and Bank’s insurance, health, retirement, and other benefit plans. On October 31, 2017, Mr. Broucek will also be granted 4,000 Restricted Stock Shares pursuant to the terms of a Restricted Stock Agreement and 8,000 Stock Options in the Company pursuant to the terms of a Stock Option Agreement.
As more specifically described and set forth in the Employment Agreement, the Employment Agreement contains certain rights of the Company and the Bank to terminate Mr. Broucek’s employment. In the event of a termination of Mr. Broucek’s employment following a “change in control” by the Company without “cause” or by Mr. Broucek for “good reason” (in each case, as defined in the Employment Agreement), he would be entitled to accrued salary and benefits; a pro-rated incentive award under the Bank’s Executive Short Term Incentive Plan; a payment equal to 125% of the sum of Mr. Broucek’s salary and pro-rated incentive award under the Bank’s Executive Short Term Incentive Plan; and up to 15 months of COBRA premium payments.
The Employment Agreement also contains such other terms and conditions that are usual and customary to agreements of this nature, including restrictive covenants regarding confidentiality, non-competition and non-solicitation during and after the term of Mr. Broucek’s employment.
The foregoing summary of the Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Resignation of Mr. Oldenberg

On October 17, 2017, the Company announced that Mark C. Oldenberg, the CFO of the Company and the Bank, resigned as CFO of the Company and the Bank, effective as of October 17, 2017 (the “Separation Date”), and the Company and the Bank accepted Mr. Oldenberg's resignation.

On October 17, 2017, the Bank and Mr. Oldenberg entered into a Separation Agreement and Release (the “Separation Agreement”). The Separation Agreement provides that Mr. Oldenberg will receive (a) a separation payment equal to his base salary through June 30, 2018, (b) a payment equivalent to the estimated bonus Mr. Oldenberg would have received under the Bank’s Executive Short Term Incentive Plan for fiscal year 2017, and (c) a payment equal to the cost of continuing his health, dental, life, disability and other benefits through June 30, 2018. In addition, Mr. Oldenberg’s rights and interests in his stock option awards and restricted stock awards, if any, following the termination of his employment on the Separation Date shall be governed by the terms of the award agreements and the applicable plan(s), pursuant to which the awards were granted. The Separation Agreement also contains such other terms and conditions that are usual and customary to agreements of this nature.

The foregoing summary of the Separation Agreement does not purport to be complete and is subject to and qualified in its entirety by the full text of such agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

On October 17, 2017, Rebecca L. Johnson, the Company’s Controller, was appointed interim CFO, to serve as such until October 31, 2017.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

10.1 Employment Agreement by and between Citizens Community Bancorp, Inc., Citizens Community Federal, N.A. and James S. Broucek, effective as of October 31, 2017.

10.2 Separation Agreement by and between Citizens Community Federal, N.A. and Mark C. Oldenberg, dated October 17, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS COMMUNITY BANCORP, INC.

Date: October 18, 2017	By:	/s/ Stephen M. Bianchi
Stephen M. Bianchi
Chief Executive Officer